News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
SECOND QUARTER 2008 RESULTS

•	Diluted earnings of $0.59 per share, up 25% over the second quarter of 2007.
•	Revises range of full-year 2008 guidance to $2.20 to $2.40 per diluted share.
•	Quarterly revenues of $766.5 million, up 25%.
•	Aggregate membership up 15% over the second quarter of 2007 (including the Missouri plan) and 4% sequentially.
•	1.1 million shares repurchased; additional share repurchase program announced.

Long Beach, California (July 23, 2008) – Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the second quarter and six months ended June 30, 2008.

Net income for the second quarter ended June 30, 2008, increased to $16.5 million, or $0.59 per diluted share, compared with net income of $13.3 million, or $0.47 per diluted share, for the quarter ended June 30, 2007.  Net income for the six months ended June 30, 2008, increased to $29.7 million, or $1.05 per diluted share, compared with net income of $22.9 million, or $0.81 per diluted share, for the six months period ended June 30, 2007.

In commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, said, “Our 24% improvement over second quarter 2007 net income and our 4% sequential enrollment growth demonstrate continued progress towards our strategic goals of  growth, diversification of revenues, containment of administrative costs, and prudent management of medical care costs.”

2008 Earnings Per Share Guidance

The Company revised the range of its full-year 2008 guidance to $2.20 to $2.40 per diluted share.  The Company had previously issued revised guidance for 2008 of $2.10 to $2.40 on April 29, 2008.  The Company believes that the improved financial performance at a number of its health plans, particularly in Michigan, Missouri, New Mexico and Texas, contributed most significantly to its revision of guidance. The net improvement in health plan performance will be partially offset by higher administrative costs, principally related to increased accruals for incentive compensation.

The Company may update its guidance for 2008 as future developments warrant, including the Company’s obtaining additional clarity regarding issues such as the following:

•	The finalization of premium rates for the California, Michigan and Texas health plans and the Company’s Medicare health plans.

•	The development of medical cost trends at the Ohio health plan.

•	The success of the Company’s efforts in working with the state of Michigan to mitigate the impact of the January 1, 2008, business tax increase.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

The revised guidance assumes an effective tax rate of 41.8% and weighted average diluted shares outstanding of 28.0 million.

Financial Results – Comparison of Quarters Ended June 30, 2008 and 2007

Premium revenue for the second quarter of 2008 was $761.1 million, an increase of $154.0 million, or 25.4%, over the $607.1 million of premium revenue for the second quarter of 2007.  Medicare premium revenue for the second quarter of 2008 was $23.1 million compared with $10.5 million in the second quarter of 2007.  Excluding the impact of the November 1, 2007, acquisition of the Missouri plan, consolidated membership increased 7.6% between June 30, 2008 and June 30, 2007.

Significant contributors to the $154.0 million increase in quarterly premium revenue included the following:

•	A $54.3 million increase as a result of the acquisition of Mercy CarePlus in Missouri on November 1, 2007.

•	A $35.7 million increase at the Ohio health plan due to higher enrollment, particularly in the Covered Families and Children (CFC) population.

•
A $27.9 million increase at the New Mexico health plan due to higher enrollment, higher premium rates, and the recognition of $6.2 million in revenues associated with a minimum medical care ratio contract provision.

•	A $14.7 million increase at the Washington health plan due to higher premium rates and slightly higher membership.

Medical care costs as a percentage of premium revenue (the medical care ratio) decreased to 84.2% in the second quarter of 2008 from 85.1% in the second quarter of 2007.  Sequentially, the medical care ratio decreased from 85.8% for the quarter ended March 31, 2008, a change of 160 basis points.  Excluding Medicare, the Company’s medical care ratio was 84.2% in the second quarter of 2008, 85.4% in the second quarter of 2007, and 85.8% in the first quarter of 2008.

•
The medical care ratio of the Michigan health plan decreased 330 basis points to 80.0% in the second quarter of 2008 from 83.3% in the second quarter of 2007.  This decrease was due primarily to lower hospital fee-for-service costs.

•
The medical care ratio of the Missouri health plan was 83.0% for the quarter, down from 89.7% in the first quarter of 2008.  The sequential decrease was due primarily to lower hospital fee-for-service costs.

•
The medical care ratio of the California health plan increased as a result of an increase in PMPM medical costs of approximately 10%, primarily in pharmacy costs and specialist fee-for-service costs.  The California medical care ratio rose to 84.9% in the second quarter of 2008 from 80.4% in the second quarter of 2007.

•
The medical care ratio of the New Mexico health plan decreased 830 basis points to 78.0% in the second quarter of 2008 from 86.3% in the second quarter of 2007.  This decrease was due to higher premium rates, particularly under the State Coverage Initiative (SCI) contract, which more than offset higher medical costs.  The medical care ratio decrease also included the impact of the recognition of $6.2 million in revenue associated with a minimum medical care ratio contract provision. Absent the adjustments made to premium revenue in the second quarter of 2008 and 2007 under this provision, the medical care ratio in New Mexico would have been 83.8% in the second quarter of 2008 and 82.1% in the second quarter of 2007.

•	The medical care ratios of the Ohio health plan, by line of business, were as follows:

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MOH Reports Second Quarter 2008 Results

July 23, 2008

	Three Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007
Covered Families and Children (CFC)	90.7%	88.9%	90.6%
Aged, Blind or Disabled (ABD)	91.5	92.7	92.3
Aggregate	91.0%	90.3%	91.1%

In total, the medical care ratio decreased 10 basis points year-over-year and increased 70 basis points sequentially.  The sequential increase was due primarily to increased expense due a sub-capitated behavioral health provider under a risk-sharing arrangement with that provider.  These amounts added approximately 70 basis points to the aggregate medical care ratio in Ohio when compared with the first quarter of 2008.  The Company is in the process of terminating its contract with this provider and will bring behavioral health care in-house beginning September 1, 2008.

•
The medical care ratio of the Texas health plan decreased primarily due to low medical costs for the Star Plus membership.  During the second quarter of 2008, the Texas health plan reduced revenue $2.3 million to record amounts due back to the state under a profit-sharing agreement.

•
The medical care ratio reported at the Washington health plan increased to 82.1% in the second quarter of 2008 from 80.2% in the second quarter of 2007, primarily due to higher fee-for-service hospital and specialist costs.  The higher fee-for-service costs were driven by an increase to the Medicaid fee schedule that took effect on each of August 1, 2007 and January 1, 2008.

Days in medical claims and benefits payable were 47 days at June 30, 2008, 50 days at March 31, 2008, and 54 days at June 30, 2007.  The Company’s reserving methodology is consistently applied across all periods presented.  As of June 30, 2008, medical claims inventory (measured as the total billed charges of all claims received but not paid as of the reporting date) has decreased approximately 20% since June 30, 2007, and 4% since March 31, 2008.  Additionally, increased capitation and pharmacy expenses (measured as a percentage of total medical costs) reduced days in medical claims payable by approximately one day between June 30, 2008 and March 31, 2008.

General and administrative expenses were $87.1 million, or 11.4% of total revenue, for the second quarter of 2008 compared with $67.2 million, or 10.9% of total revenue, for the second quarter of 2007.

Core G&A expenses (defined as G&A expenses less premium taxes) were 8.2% of revenue in the second quarter of 2008 compared with 7.7% in the second quarter of 2007 and 7.8% in the first quarter of 2008. The increase in core G&A compared with the second quarter of 2007 was primarily due to the Company’s continued investment in the administrative infrastructure necessary to support its Medicare product line as indicated in the table below.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

	Three Months Ended June 30,
(in thousands)	2008		2007
	Amount	% of Total Revenue	Amount	% of Total Revenue
Medicare-related administrative costs	$4,118	0.5%	$2,043	0.3%
Non Medicare-related administrative costs:
Administrative payroll, including employee incentive compensation	48,656	6.3	38,120	6.2
All other administrative expense	10,129	1.4	6,970	1.2
Core G&A expenses	$62,903	8.2%	$47,133	7.7%

Income taxes were recorded at an effective rate of 40.9% in the second quarter of 2008 compared with 38.2% in the second quarter of 2007.  The increase in the Company’s effective tax rate was primarily the result of a change in Michigan state taxes effective January 1, 2008.  Prior to January 1, 2008, Michigan state taxes were calculated as a percentage of net income at a rate of 1.9%.  As of January 1, 2008, the state income tax was changed to comprise three components on a combined filing basis: a gross receipts tax calculated at 0.8% of modified gross receipts; an income tax calculated at 4.95% of income before taxes; and a surtax of 21.99% of the total of the previous two items.

Cash Flow

Cash provided by operating activities for the six months ended June 30, 2008, was $39.0 million compared with $87.9 million for the same period in 2007, a decrease of $48.9 million.  The decline was due primarily to the following:

•	Timing of the receipt of premiums recorded as deferred revenue in Ohio and Washington, netting to a $16.1 million decline year-over-year.

•	The reversal of $12.9 accrued costs relating to the minimum medical care ratio contract provision in New Mexico in the first half of 2008.

•
In 2007, the ramping up of operations and medical claims and benefits payable of the Company’s Texas and Ohio plans compared with less significant changes in medical claims and benefits payable for these plans in 2008.

At June 30, 2008, the Company had cash and investments (not including restricted investments) of approximately $688.5 million, including auction rate securities with a fair value of $66.8 million that were reclassified as non-current assets in the first quarter of 2008.  While these securities are collateralized by student loan portfolios guaranteed by the U.S. government, the Company believes that the market for these may take in excess of 12 months to fully recover.  At June 30, 2008, the parent company had cash and investments of approximately $76.1 million, including auction rate securities with a fair value of $19.6 million.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

Share Repurchase Program

During the second quarter of 2008, the Company repurchased approximately 1.1 million shares of its common stock for $30 million (average cost of approximately $26.50 per share).  Shares used for computing diluted earnings per share for the second quarters of 2008 and 2007 were 28.0 million and 28.3 million, respectively.

The Company’s Board of Directors has authorized the repurchase of up to an additional one million shares of the Company’s common stock.  The repurchase program will be funded using Molina’s working capital, and the timing and amount of any shares repurchased will be made pursuant to a Rule 10b5-1 trading plan.  The repurchase program extends through December 31, 2008, but the Company reserves the right to suspend or discontinue the program at any time.

Conference Call

The Company’s management will host a conference call and webcast to discuss its second quarter results at 5:00 p.m. Eastern Time on Wednesday, July 23, 2008.  The telephone number for this interactive conference call is 212-896-6053, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s nine licensed health plan subsidiaries in California, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.2 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “should,” “believes,” “expects” or ”expectations,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: the successful management of our medical costs and the achievement of our projected medical care ratios in all health plans in 2008, including the reduction of the medical care ratio of our Ohio health plan; the achievement of projected growth in both Medicaid and Medicare enrollment; increased administrative costs in support of the Company’s efforts to expand its Medicare membership; risks related to our more limited experience with Ohio, Texas, and dual eligible members and attendant claims estimation difficulties; funding decreases in the Medicaid, Medicare, or SCHIP programs or the failure to fully fund the SCHIP program; the budget crisis in California and the pressure to reduce provider rates in that state, including current PMPM rates under our existing contracts; the final implementation of the Rogers Amendment to the Federal Deficit Reduction Act regarding the rates to be paid to non-contracting hospitals by our California health plan; the securing of projected premium rate increases in 2008 that are consistent with our expectations, in particular in the states of Michigan and Texas and in connection with our Medicare plans; the success of our efforts in working with the state of Michigan to mitigate the impact of the January 1, 2008 business tax increase; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans; the realization of projected income from invested cash balances; the successful and cost-effective integration of our acquisitions; earnings seasonality consistent with our expectations; the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory or programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; the imposition of fines or assessments by state or federal regulators for perceived operating deficiencies; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; the favorable resolution of litigation or arbitration; competition; epidemics such as the avian flu; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent our judgment as of July 23, 2008.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except per-share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Premium revenue	$761,153	$607,127	$1,490,791	$1,163,362
Investment income	5,338	6,761	12,742	13,429
Total operating revenue	766,491	613,888	1,503,533	1,176,791

Expenses:
Medical care costs	640,829	516,865	1,267,176	993,342
General and administrative expenses	87,074	67,208	165,166	130,596
Depreciation and amortization	8,330	6,749	16,482	13,192
Impairment charge on purchased software	−	782	−	782
Total expenses	736,233	591,604	1,448,824	1,137,912

Operating income	30,258	22,284	54,709	38,879
Interest expense	(2,307)	(725)	(4,579)	(1,850)

Income before income taxes	27,951	21,559	50,130	37,029
Provision for income taxes	11,435	8,245	20,459	14,123
Net income	$16,516	$13,314	$29,671	$22,906

Net income per share:
Basic	$0.59	$0.47	$1.05	$0.81
Diluted	$0.59	$0.47	$1.05	$0.81

Weighted average number of common shares and potentially dilutive common shares outstanding	28,044	28,343	28,324	28,309

Operating Statistics:
Ratio of direct medical care costs to premium revenue	81.9%	82.5%	82.5%	82.7%
Ratio of administrative costs included in medical care costs to premium revenue	2.3%	2.6%	2.5%	2.7%
Medical care ratio (1)	84.2%	85.1%	85.0%	85.4%
General and administrative expense ratio (2) excluding premium taxes (Core G&A ratio)	8.2%	7.7%	8.0%	7.8%
Premium taxes included in general and administrative expenses	3.2%	3.2%	3.0%	3.3%
Total general and administrative expense ratio	11.4%	10.9%	11.0%	11.1%
Depreciation and amortization expense ratio (2)	1.1%	1.1%	1.1%	1.1%
Effective tax rate	40.9%	38.2%	40.8%	38.1%

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(2)	Computed as a percentage of total revenue.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except per-share data)

	June 30, 2008	Dec. 31, 2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$425,424	$459,064
Investments	196,268	242,855
Receivables	113,597	111,537
Deferred income taxes	11,557	8,616
Prepaid expenses and other current assets	14,484	12,521
Total current assets	761,330	834,593
Property and equipment, net	59,191	49,555
Goodwill and intangible assets, net	204,182	207,223
Investments	66,786	−
Restricted investments	29,875	29,019
Receivable for ceded life and annuity contracts	28,143	29,240
Other assets	22,247	21,675
Total assets	$1,171,754	$1,171,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$305,541	$311,606
Accounts payable and accrued liabilities	61,872	69,266
Deferred revenue	50,170	40,104
Income taxes payable	11,137	5,946
Total current liabilities	428,720	426,922
Long-term debt	200,000	200,000
Deferred income taxes	5,297	10,136
Liability for ceded life and annuity contracts	28,143	29,240
Other long-term liabilities	17,139	14,529
Total liabilities	679,299	680,827

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 27,453 shares at June 30, 2008, and 28,444 shares at December 31, 2007	29	28
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	−	−
Additional paid-in capital	191,326	185,808
Accumulated other comprehensive (loss) income	(2,975)	272
Retained earnings	354,431	324,760
Treasury stock, at cost; 2,332 shares at June 30, 2008 and 1,201 shares at December 31, 2007	(50,356)	(20,390)
Total stockholders’ equity	492,455	490,478
Total liabilities and stockholders’ equity	$1,171,754	$1,171,305

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net income	$29,671	$22,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,482	13,192
Amortization of capitalized long-term debt fees	406	475
Deferred income taxes	(5,649)	(4,763)
Stock-based compensation	3,587	3,644
Changes in operating assets and liabilities:
Receivables	(2,060)	4,526
Prepaid expenses and other current assets	(1,963)	(1,353)
Medical claims and benefits payable	(6,065)	13,191
Accounts payable and accrued liabilities	(10,620)	4,619
Deferred revenue	10,066	26,205
Income taxes	5,191	5,232
Net cash provided by operating activities	39,046	87,874

Investing activities:
Purchases of property and equipment	(17,098)	(10,440)
Purchases of investments	(163,447)	(42,816)
Sales and maturities of investments	137,805	46,117
Increase in restricted cash	(856)	(3,326)
Cash paid in business purchase transaction	(1,000)	−
Increase in other assets	(1,770)	(864)
Increase in other long-term liabilities	2,610	4,484
Net cash used in investing activities	(43,756)	(6,845)

Financing activities:
Treasury stock purchases	(29,966)	−
Repayment of amounts borrowed under credit facility	−	(15,000)
Payment of credit facility fees	−	(475)
Tax (provision) benefit from employee stock compensation recorded as additional paid-in capital	(156)	642
Proceeds from exercise of stock options and employee stock plan purchases	1,192	1,656
Net cash used in financing activities	(28,930)	(13,177)
Net (decrease) increase in cash and cash equivalents	(33,640)	67,852
Cash and cash equivalents at beginning of period	459,064	403,650
Cash and cash equivalents at end of period	$425,424	$471,502

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC. MEMBERSHIP DATA (Unaudited)

Total Ending Membership by Health Plan:	June 30, 2008	March 31, 2008	June 30, 2007
California	310,000	303,000	291,000
Michigan	212,000	216,000	217,000
Missouri (1)	76,000	76,000	–
Nevada (2)	–	–	–
New Mexico	81,000	78,000	66,000
Ohio	173,000	140,000	138,000
Texas	29,000	28,000	30,000
Utah	57,000	55,000	47,000
Washington	296,000	289,000	287,000
Total	1,234,000	1,185,000	1,076,000

(1)	The Company’s Missouri health plan was acquired effective November 1, 2007.
(2)	Less than 1,000 members.

Total Ending Membership by State for the Medicare Advantage Plans:	June 30, 2008	March 31, 2008	June 30, 2007
California	1,452	1,223	724
Michigan	1,469	1,359	459
Nevada	680	525	9
New Mexico	149	116	–
Texas	430	363	–
Utah	2,056	2,003	1,646
Washington	911	856	413
Total	7,147	6,445	3,251

Total Ending Membership by State for the Aged, Blind or Disabled Population:	June 30, 2008	March 31, 2008	June 30, 2007
California	12,092	11,709	10,728
Michigan	30,896	31,801	31,940
New Mexico	6,716	6,827	6,822
Ohio	15,355	14,729	15,117
Texas	15,999	16,069	16,603
Utah	6,993	6,826	6,876
Washington	3,049	3,005	2,693
Total	91,100	90,966	90,779

	Quarter Ended			Six Months Ended
Total Member Months (1) by Health Plan:	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
California	922,000	908,000	874,000	1,829,000	1,760,000
Michigan	638,000	638,000	658,000	1,277,000	1,327,000
Missouri (2)	227,000	223,000	–	450,000	–
Nevada	2,000	2,000	–	4,000	–
New Mexico	238,000	228,000	197,000	467,000	389,000
Ohio	522,000	413,000	399,000	935,000	739,000
Texas	85,000	85,000	91,000	170,000	157,000
Utah	165,000	157,000	145,000	321,000	296,000
Washington	879,000	859,000	860,000	1,738,000	1,716,000
Total	3,678,000	3,513,000	3,224,000	7,191,000	6,384,000

(1) Total member months is defined as the aggregate of each month’s ending membership for the period.
(2) The Company’s Missouri health plan was acquired effective November 1, 2007.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC. SELECTED FINANCIAL DATA BY HEALTH PLAN (Dollars in thousands except PMPM amounts) (Unaudited)

	Three Months Ended June 30, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$104,136	$113.00	$88,449	$95.98	84.9%	$3,242
Michigan	125,382	196.37	100,273	157.05	80.0	6,625
Missouri	54,250	238.84	45,050	198.34	83.0	—
Nevada	2,243	1,303.04	2,506	1,456.25	111.8	—
New Mexico	89,279	374.58	69,593	291.99	78.0	4,184
Ohio	147,114	281.73	133,816	256.26	91.0	6,672
Texas	25,742	303.09	19,669	231.58	76.4	460
Utah	35,385	214.89	31,932	193.92	90.2	—
Washington	177,619	202.11	145,840	165.95	82.1	2,993
Other (1)	3	—	3,701	—	—	(5)
Consolidated	$761,153	$206.96	$640,829	$174.24	84.2%	$24,171

	Three Months Ended June 30, 2007
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$94,710	$108.43	$76,185	$87.22	80.4%	$3,202
Michigan	121,427	184.43	101,184	153.68	83.3	7,364
New Mexico	61,337	312.44	52,949	269.71	86.3	1,394
Ohio	111,457	279.18	101,515	254.28	91.1	5,016
Texas	24,953	273.48	22,774	249.59	91.3	433
Utah	30,033	206.15	26,535	182.14	88.4	—
Washington	162,905	189.45	130,726	152.02	80.2	2,685
Other (1)	305	—	4,997	—	—	(19)
Consolidated	$607,127	$188.30	$516,865	$160.30	85.1%	$20,075

	Six Months Ended June 30, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$205,756	$112.49	$178,103	$97.37	86.6%	$6,201
Michigan	250,134	195.89	203,173	159.12	81.2	13,565
Missouri	106,286	236.29	91,732	203.93	86.3	—
Nevada	4,187	1,267.13	4,133	1,250.76	98.7	—
New Mexico	177,928	381.45	141,518	303.40	79.5	5,686
Ohio	271,720	290.54	246,354	263.42	90.7	12,277
Texas	49,174	288.81	37,499	220.24	76.3	936
Utah	72,731	226.40	64,923	202.10	89.3	—
Washington	352,817	202.97	290,353	167.03	82.3	5,838
Other (1)	58	—	9,388	—	—	20
Consolidated	$1,490,791	$207.33	$1,267,176	$176.23	85.0%	$44,523

	Six Months Ended June 30, 2007
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$187,642	$106.64	$152,509	$86.68	81.3%	$6,232
Michigan	245,193	184.75	205,785	155.05	83.9	14,873
New Mexico	118,530	305.11	102,168	262.99	86.2	3,610
Ohio	186,401	252.13	170,777	231.00	91.6	8,388
Texas	39,409	250.35	36,122	229.47	91.7	690
Utah	60,960	205.88	55,001	185.76	90.2	—
Washington	324,887	189.33	261,985	152.67	80.6	5,369
Other (1)	340	—	8,995	—	—	14
Consolidated	$1,163,362	$182.23	$993,342	$155.60	85.4%	$39,176

(1) “Other” medical care costs represent medically related administrative costs at the parent company.

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC.
SELECTED FINANCIAL DATA BY HEALTH PLAN (Continued)
(Dollars in thousands except PMPM amounts)
(Unaudited)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$410,619	$111.65	64.1%	$336,654	$104.41	65.1%
Capitation	117,707	32.00	18.4	92,931	28.82	18.0
Pharmacy	88,676	24.11	13.8	65,930	20.45	12.8
Other	23,827	6.48	3.7	21,350	6.62	4.1
Total	$640,829	$174.24	100.0%	$516,865	$160.30	100.0%

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$822,628	$114.40	64.9%	$644,534	$100.96	64.9%
Capitation	221,498	30.80	17.5	180,864	28.33	18.2
Pharmacy	174,958	24.33	13.8	126,509	19.82	12.7
Other	48,092	6.70	3.8	41,435	6.49	4.2
Total	$1,267,176	$176.23	100.0%	$993,342	$155.60	100.0%

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MOH Reports Second Quarter 2008 Results

July 23, 2008

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior years” represent the amount by which our original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current year”).  The following table shows the components of the change in medical claims and benefits payable for the six months ended June 30, 2008 and 2007 (dollar amounts in thousands):

	Six Months Ended June 30,
	2008	2007
Balances at beginning of period	$311,606	$290,048
Components of medical care costs related to:
Current year	1,315,469	1,036,378
Prior years	(48,293)	(43,036)
Total medical care costs	1,267,176	993,342
Payments for medical care costs related to:
Current year	1,043,522	764,638
Prior years	229,719	215,513
Total paid	1,273,241	980,151
Balances at end of period	$305,541	$303,239

Benefit from prior period as a percentage of:
Balance at beginning of period	15.5%	14.8%
Premium revenue	3.2%	3.7%
Total medical care costs	3.8%	4.3%

Days in claims payable	47	54
Number of members at end of period	1,234,000	1,076,000
Number of claims in inventory at end of period	151,500	254,800
Billed charges of claims in inventory at end of period	$209,100	$260,100
Claims in inventory per member at end of period	0.12	0.24

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